CONSULTATION CONTRACT


      This is an agreement signed this 27th day of January, 1997, between Roanoke Gas Company ("Company") and W. Bolling Izard ("Retired Director").

      In consideration of the premises and the mutual promises and covenants of the parties to this contract, it is agreed as follows:

      1. Engagement: The Company agrees to engage the Retired Director and the Retired Director agrees to serve the Company as a consultant.

      2. Term: The term of this agreement shall commence on February 1, 1997 and shall continue for ten years until January 31, 2007.

      3. Services: The Retired Director shall use his best efforts on a strictly part-time basis to consult with the Company and help the Company on such matters as the Company deems reasonably appropriate. By example, the Company may request the Retired Director to help the Company improve a business relationship with another business in the operating area of the Company, etc.

      4. Compensation: As compensation for the services to be rendered by the Retired Director, the Company shall pay the Retired Director compensation at the rate of $7,200.00 per year for each year this agreement is in effect, such compensation to be paid on a monthly basis on the first day of each month this agreement is in effect.

      5. Expenses: The Retired Director shall also be entitled to reimbursement for all reasonable expenses necessarily incurred by him in the performance of his duties upon presentation of a voucher indicating the amount and business purposes. Such expenses must normally be approved in advance by a person or persons designated by the Company.

      6. Termination: Either party may terminate this agreement upon any annual, anniversary date of signing of this agreement. Further, this agreement shall be terminated upon the death or complete disability of the Retired Director. The foregoing notwithstanding, this agreement shall be terminated upon the expiration of ten years from the anniversary date of signing of this agreement, whether or not the Retired Director is deceased or permanently disabled at that time. Finally, this agreement is immediately terminable by the Company, if the Retired Director directly or indirectly competes with the Company or reveals confidential information of the Company to an organization, person or entity which is directly or indirectly competing with the Company. Upon any termination under this agreement, the Retired Director shall be entitled to compensation through the date of termination.

      7. Successors and Assigns: This agreement shall inure to the benefit of and be binding upon the parties hereto; their successors and heirs.
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      8.   Applicable Law:  This agreement shall be governed by the laws of
           Virginia.

                                        ROANOKE GAS COMPANY


                                        s/Frank A. Farmer
                                        ----------------------------------
                                             President

                                        s/W. Bolling Izard
                                        ---------------------------------
                                             Retired Director

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